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                                                                     EXHIBIT 2.8

                            STOCK PURCHASE AGREEMENT

                  THIS AGREEMENT is entered into effective the 23rd day of February, 2001, between M. HELEN BENNETT, formerly Fisher, as Trustee of the M. Helen Fisher 1992 Trust under Trust Agreement dated July 24, 1992 (the "Seller"), CHESAPEAKE ENERGY CORPORATION, an Oklahoma Corporation (the "Parent") and CARMEN ACQUISITION CORP., an Oklahoma corporation (the "Buyer").

                                   BACKGROUND:

A. The Seller owns six hundred seventy-five thousand (675,000) shares (the "Shares") of common stock, par value $.01, of RAM Energy, Inc., a Delaware corporation (the "Corporation") (the "RAM Common Stock").

B. The Buyer desires to acquire and the Seller desires to sell to the Buyer all of the Seller's Shares on the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Sale Agreement. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and the Seller agrees to sell the Shares. On the Closing Date (as hereinafter defined) absolute ownership of the Shares will be transferred to the Buyer free and clear of all liens, claims and encumbrances.

2. Purchase Price. On the Closing Date, in consideration for the sale of the Shares to the Buyer, the Buyer will pay to the Seller as provided in paragraph 8 of this Agreement $7.33 per Share (the "Purchase Price") payable in shares of Parent common stock (the "CEC Stock"). The number of shares of CEC Stock constituting the Purchase Price will be determined based on the Average Price (as hereinafter defined) and is referred to herein as the "Purchase Price Shares." The Purchase Price and the Purchase Price Shares deliverable with respect thereto will be adjusted and paid as follows:

         2.1 Closing Adjustments. On the Closing Date, the Purchase Price will be decreased by the per Share amount of any cash distributed or paid by the Corporation to the Seller with respect to the Shares at any time after January 1, 2001, and on or before the Closing Date. In addition to the foregoing adjustments, any non-cash distributions made by the Corporation with respect to the Shares after January 1, 2001, and on or before the Closing Date will be assigned to and be the sole property of the Buyer free and clear of all liens, claims and encumbrances. To the extent received by the Seller, the Seller agrees to hold such non-cash distribution in trust for the Buyer and to deliver such distribution to the Buyer on the Closing Date in the same form as received by the Seller.


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         2.2      Average Price. The "Average Price" will be determined by
                  adding the daily closing price of the CEC Stock as reported in The Wall Street Journal for the ten (10) consecutive trading days commencing on the twelfth (12th) trading day prior to the Closing Date and dividing the product by ten (10).

         2.3 Registration Statement. The Buyer will use its best efforts to cause Parent to: (a) file a registration statement under the Securities Exchange Act of 1933 (the "33 Act") covering the resale of the Purchase Price Shares (the "Registration Statement") within sixty (60) days after the Closing Date; (b) cause the Registration Statement to be declared effective by the Securities and Exchange Commission ("SEC") within one hundred twenty (120) days after the filing date of the Registration Statement; and (c) cause the Registration Statement to remain effective until the first anniversary of the Closing Date. In connection with such registration, the Seller agrees to furnish to Parent in writing the information specified in Item 507 or 508 of Regulation S-K, as applicable, of the 33 Act for use in connection with the registration statement or any prospectus or preliminary prospectus included therein. Such information will be provided promptly on Parent's request and the Seller agrees to promptly furnish additional information required to be disclosed in order to make the information previously furnished to Parent by the Seller not materially misleading.

         2.4 Make Whole Payment. The Purchase Price will be adjusted if the Selling Price (as hereinafter defined) is less than the Average Price with the adjustment to be determined by multiplying the difference between the Average Price and the Selling Price by the number of Purchase Price Shares sold during the Averaging Period (the "Adjustment Amount"). The "Selling Price" will be determined by multiplying the Daily Price for each Selling Day times the number of Purchase Price Shares sold on such Selling Day, adding the sums for all Selling Days during the Averaging Period and dividing the sum by the total number of Purchase Price Shares sold during the Averaging Period. As used in this paragraph: (a) "Daily Price" means the closing price of the CEC Stock as reported in The Wall Street Journal on each Selling Day; (b) "Selling Day" means a trading day on which the Seller makes sales of any Purchase Price Shares; and (c) "Averaging Period" means the ninety (90) calendar day period commencing with the date the registration of the Purchase Price Shares is declared effective. Within three (3) business days after the earlier of the date all of the Purchase Price Shares are sold or the end of the Averaging Period, the Seller will furnish to the Buyer a reconciliation of each sale of Purchase Price Shares. The Seller and the Buyer acknowledge and agree that if the Average Price exceeds the Selling Price, the Buyer will pay the Adjustment Amount to the Seller by wire transfer of immediately available funds within three (3) business days after determination of the Adjustment Amount. If the Selling Price exceeds the Average Price, no Purchase Price adjustment will be made pursuant to this paragraph 2.4.

3. Representations and Warranties of the Seller. Certain representations and warranties of the Seller are made to the best knowledge of the Seller. The Buyer acknowledges and understands that the Seller does not own a controlling interest in the Corporation, that the Seller is not an officer of the Corporation and that all such representations as to the Corporation are made to the best of the



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Seller's actual knowledge as a non-controlling shareholder. As an inducement to the Buyer to enter into this Agreement, the Seller represents and warrants to the Buyer that as of the date of this Agreement and the Closing Date:

         3.1 Ownership of Shares. The Seller has and will have on the Closing Date good and marketable title to the Shares, free and clear of all liens, encumbrances, charges, equities, proxies, voting trusts, restrictions, agreements, rights of first refusal and imperfections of title other than those items listed at Schedule "3.1" attached as a part hereof. No person or entity other than the Buyer has: (a) any interest in the Shares, either of record or beneficially; (b) the right to ownership or possession of the Shares; or (c) the right to rescind, revoke, disaffirm, terminate or invalidate this Agreement or the conveyance of the Shares.

         3.2 No Assumption of Obligations. Except as set forth in Schedule "3.2" attached as a part hereof, the execution and consummation of this Agreement by the Buyer will not obligate the Buyer with respect to (or result in the assumption by the Buyer of) any obligation of the Seller under or with respect to any liability, agreement or commitment relating to the Shares including, without limitation, any shareholder agreement or similar agreement relating to the Shares. There are no shareholder agreements, options, warrants, calls, rights, commitments or any other agreement of any character obligating the Seller or burdening the Shares.

         3.3 Consents and Approvals. Except as disclosed in Schedule "3.3" attached hereto as a part hereof, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which the Seller is a party or any of the Shares is bound; (b) violate, conflict or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which the Seller is a party or is bound; or (c) result in the creation, imposition or continuation of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting the Seller or the Shares.

         3.4 Authority. The Seller is an individual, has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to the Seller and is enforceable in accordance with its terms. On execution, delivery and performance of this Agreement in accordance with its terms, the Buyer will receive ownership of one hundred percent (100%) of the Shares free of all claims, liens, encumbrances, obligations and liabilities of any kind including, without limitation, the right of any person to rescind, revoke, disaffirm, terminate or invalidate this Agreement or the conveyance of the Shares.



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         3.5      Investment Intent. The Seller is acquiring the Purchase Price
                  Shares for investment purposes only and not with a view to or in connection with a distribution within the meaning of the 33 Act. Accordingly the Seller acknowledges that the Purchase Price Shares will not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration statement under the 33 Act except in accordance with a valid exemption from registration. The Seller understands and agrees that the certificates representing the Purchase Price Shares will have a legend imprinted thereon to the following effect:

                  "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. SUCH SHARES OF COMMON STOCK MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID SECURITIES ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR THAT REGISTRATION UNDER SAID SECURITIES ACT IS NOT REQUIRED."

         3.6 Sophisticated Investor. The Seller: (a) is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the 33 Act; (b) has the knowledge and experience in financial matters, business matters and investments to evaluate the merits and risks of the transaction to be consummated under this Agreement including, without limitation, the determination of the value of the RAM Common Stock and the CEC Stock; (c) has had the opportunity to review the filings by Parent with the SEC and is aware that no federal or state agency has made any findings or determinations as to the fairness of this transaction; and (d) in making the decision to enter into and consummate this Agreement has relied on an independent investigation made by the Seller or related representatives, including the Seller's own professional tax and other advisors.

         3.7 Powers of Attorney. There are no outstanding powers of attorney or proxies relating to or affecting the Shares or the Seller's interest in the Shares.

         3.8 Full Disclosure; Limitations. This Agreement, any schedule referenced in or attached to this Agreement, any document furnished to the Buyer under this Agreement and the information and documents furnished to the Buyer by the Seller during the Buyer's due diligence does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made, in the circumstances under which the statements were made, not misleading except as set forth on Schedule 3.8 or as such information shall become dated by the passage of time or made inaccurate by events or acts not consciously known by the Seller. All of the representations and warranties in paragraph 3 of this Agreement are true and correct as of the date made and will be true and correct as of the Closing Date.



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4. Representations and Warranties of the Buyer. Each of the Buyer and the Parent
severally represent and warrant to the Seller as to itself that as of the date of this Agreement and the Closing Date:

         4.1 Formation and Authority. Each of the Buyer and the Parent is a corporation duly formed and in good standing under the laws of the State of Oklahoma. Each of the Buyer and the Parent is duly authorized and empowered to execute, deliver and perform this Agreement and all corporate and other action necessary for the execution, delivery and performance of this Agreement has been duly and validly taken by each of them.

         4.2 Public Filings. The filings by Parent with the SEC (the "Public Filings") which are available for public access are as of the date of such filing accurate, complete and not misleading.

         4.3 Litigation and Claims. Except as set forth on Schedule "4.3" or in the Public Filings, to the best knowledge of the Buyer and the Parent as of the date hereof and as of the Closing Date, there exists no actual or threatened litigation, government proceedings or investigations, acquisition or disposition of assets or businesses or other matters which could materially adversely affect the value of the Purchase Price Shares at or after the Closing Date.

         4.4 Registration. Parent knows of no impediment to the filing promptly after the Closing Date of the Registration Statement.

         4.5 Other Corporation Negotiations. The Parent agrees that any negotiations for the acquisition of debt of the Corporation or RAM Common Stock (other than the Shares and the RAM Common Stock owned by William Stuart Price) will be conducted by or on behalf of the Parent. In the event Parent has entered into or shall enter into negotiations and agreements for the purchase or right to purchase RAM Common Stock (other than the Shares and the RAM Common Stock owned by William Stuart Price) or for the purchase or modification of any indebtedness, including the Senior Notes, of the Corporation, such negotiations and acquisitions shall be carried on and concluded by the Parent so that there is not created thereby any basis for a claim against the Seller on account of her entering into and concluding the transactions set forth in this Agreement.

         4.6 Sophisticated Purchaser. Parent is engaged in the same business as the Corporation, its employees, management, consultants and experts understand the nature of business carried on by the Corporation and Parent is in a position to evaluate the merits and risks of the transaction to be consummated under this Agreement including, without limitation, the determination of the value of the RAM Common Stock and the CEC Stock.

         4.7 Full Disclosure. This Agreement, any schedule referenced in or attached to this Agreement, any document furnished to the Seller under this Agreement and the



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                  information and documents furnished to the Seller by Parent and the Buyer during the Seller's due diligence does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made, and the circumstances under which the statements were made, not misleading, except as set forth on Schedule "4.6" or as such information shall have become dated by the passage of time or made inaccurate by events or acts not consciously known by the management of Parent. All of the representations and warranties in this paragraph 4 are true and correct as of the date made and will be true and correct as of the Closing Date.

5. Covenants. The parties agree to perform the following prior to the Closing
Date:

         5.1 Access to Information. During the period commencing on the date of this Agreement and ending twelve (12) days prior to the Closing Date (the "Inspection Period"), the Seller will afford the Buyer and the authorized representatives of the Buyer, full access (as it relates to the Shares) during normal business hours to the properties, books and records of the Seller, the Seller's lawyers (except for privileged communications or materials) and accountants to make such investigation as the Buyer desires regarding the Shares. It is understood that the Seller shall be providing no information to the Buyer or Parent regarding the Corporation (other than information regarding Seller's ownership of the Shares).

         5.2 Inspection. During the Inspection Period, the Buyer and the Seller will conduct such investigation and inspection (the "Inspection") with respect to the properties, books, records, legal documents, financial accounts, contracts, title records and prospects of, (as to the Buyer) the Corporation, the Corporation's business and the Shares as the Buyer deems appropriate and, (as to the Seller) Parent, Parent's business and the Purchase Price Shares. If (a) the Buyer determines, in the Buyer's sole discretion, that the Corporation's business, the Corporation, the subsidiaries of the Corporation (the "Subsidiaries") or the Shares are unsatisfactory for any reason whatsoever, (including, without implied limitation, any adverse change) or (b) the Seller determines, in the Seller's sole discretion, that Parent's business, Parent or the Purchase Price Shares are unsatisfactory for any reason whatsoever (including, without implied limitation, any adverse change), then the party making such determination shall have the option to terminate this Agreement by written notice to the other party within ten (10) days following expiration of the Inspection Period. To the extent that a party discovers or determines during the Inspection Period that a warranty, representation or covenant made by the other party in this Agreement is or will become inaccurate or breached, but nevertheless that discovery party elects not to terminate this Agreement, the consummation of this Agreement on the Closing Date shall be deemed a waiver of any rights or basis for claim which may otherwise have existed with respect to such breached or inaccurate representation, warranty or covenant.

         5.3 Standstill. Until the earlier of the purchase of all of the Shares or the termination of this Agreement, the Seller will not: (a) enter into any agreement, arrangement or understanding involving the sale, transfer, assignment, redemption or other disposition



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                  of, or grant a security interest in or optional rights to
                  purchase or otherwise acquire any of the Shares; (b) directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, negotiate with or provide any information to any person other than the Buyer relating to any transaction involving the sale or redemption of the Shares; or (c) directly, for the Seller's own account, meet or negotiate with any holders (the "Noteholders") of the RAM 11 1/2% Senior Notes due 2008 (the "Senior Notes") with respect to any proposed recapitalization or other transaction affecting the Senior Notes.

         5.4 Conditions. The Seller will use the Seller's best efforts to cause the conditions in paragraphs 6 and 8 to be satisfied. The Buyer and the Parent shall use their best efforts to cause the conditions in paragraphs 7 and 8 to be satisfied.

6. Buyer's Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions: (a) no preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement; (b) no action will have been commenced or threatened against the Seller, the Corporation, any Subsidiary, the Buyer or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or challenge the transactions contemplated by this Agreement; (c) all representations and warranties of the Seller contained herein will be true and correct in all material respects on and as of the Closing Date; (d) the Seller will have performed or satisfied on and as of the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller including the sale of all of the Shares; (e) all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby will have been satisfactory to the Buyer and the Buyer's counsel, and the Seller will have delivered such additional certificates and other documents as the Buyer reasonably requests including, without limitation, such certificates of the Seller dated the Closing Date evidencing compliance with the conditions set forth in this paragraph 6; (f) there will have been no material adverse change in the business or condition of the Corporation; (g) the Buyer will have obtained any necessary approvals or clearance for this transaction required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (h) the Buyer will have completed the Buyer's due diligence pursuant to paragraph 5.2 of this Agreement and not terminated this Agreement; and (i) the Buyer will have acquired all of the RAM Common Stock owned by William Stuart Price and/or an option to purchase such RAM Common Stock.

7. Seller's Conditions Precedent. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions: (a) no preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any governmental or regulatory body preventing consummation of the transactions contemplated by this Agreement; (b) no action will have been commenced or threatened against the Seller, the Corporation, the Buyer, Parent or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or to challenge the transactions contemplated by this Agreement; (c) all representations and warranties of the Buyer and Parent contained herein will be



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true and correct in all material respects on and as of the Closing Date; (d) the
Buyer and the Parent will have performed in all material respects all obligations, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer and Parent; (e) the Buyer will have acquired all of the RAM Common Stock owned by William Stuart Price and/or an option to purchase such RAM Common Stock; (f) all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby will have been satisfactory to the Seller and the Seller's counsel and the Buyer and the Parent will have delivered such additional certificates and other documents as the Seller reasonably requests including, without limitation, such certificates of the Buyer and the Parent dated as of the Closing Date evidencing compliance with the conditions set forth in this paragraph 7; (g) there will have been no material adverse change in the business or condition of Parent; (h) the Buyer will have obtained any necessary approvals or clearance for this transaction required by the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976; and (i) the Seller will have completed the Seller's due diligence pursuant to paragraph 5.2 of this Agreement and not terminated this Agreement.

8. The Closing. Unless extended as provided herein, this Agreement will be consummated at 10:00 a.m. local time in the offices of Commercial Law Group, P.C. on April 16, 2001 (the "Closing Date"). The parties may, by mutual consent, change the Closing Date to any other date that they may agree upon.

         8.1 Buyer's Deliveries. On the Closing Date, the Buyer will deliver or cause to be delivered to an escrow agent selected by the Buyer and acceptable to the Seller (the "Escrow Agent") the following items (all documents will be duly executed, acknowledged where required) (the "Buyer Closing Documents"):

                  8.1.1 CEC Stock. CEC Stock certificates evidencing the Purchase Price Shares;

                  8.1.2 Evidence of Authority. Such corporate resolutions, certificates of good standing, incumbency certificates and other evidence of authority with respect to the Buyer as might be reasonably requested by the Seller; and

                  8.1.3 Additional Documents. Such additional documents as might be reasonably requested by the Seller to consummate this Agreement.

         8.2 Seller's Deliveries. On the Closing Date, the Seller will deliver or cause to be delivered to the Escrow Agent the following items (all documents will be duly executed and acknowledged where required) (the "Seller Closing Documents"):

                  8.2.1 Shares. Each original stock certificate evidencing the Shares, a completed and executed power separate from certificate (with signature guaranteed to the satisfaction of the Buyer) for the Shares and all stock transfer tax stamps affixed;

                  8.2.2 Spousal Ratification. Such ratifications, waivers and assignments from the spouse of the Seller who is not a party to this Agreement as might be reasonably requested by the Buyer;



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                  8.2.3    Other Shareholders. Such ratifications and waivers
                           from any party who owns or claims any right, title or interest in and to any of the Shares as might be reasonably requested by the Buyer; and

                  8.2.4 Additional Documents. Such additional documents as might be reasonably requested by the Buyer to consummate this Agreement.

         8.3 Escrow Disbursement. Upon receipt by the Escrow Agent of the Buyer Closing Documents and the Seller Closing Documents in form and substance satisfactory to the Buyer, the Seller and the Escrow Agent, the Escrow Agent will cause the Shares and the related transfer documents to be delivered to the Corporation or the Corporation's transfer agent for transfer of the Shares for issuance in the name of the Buyer or the Buyer's designee.

                  8.3.1 Distribution of Documents. Upon receipt by the Escrow Agent of a stock certificate representing the Shares in the name of the Buyer or the Buyer's designee (the "Reissued Certificate") in strict accordance with the terms of this Agreement, the Escrow Agent will: (a) deliver the Seller Closing Documents (including the Reissued Certificate) to the Buyer; and (b) deliver the Buyer Closing Documents to the Seller. In the event the Escrow Agent has not received the Reissued Certificate in accordance with the terms of this Agreement and the Buyer has not waived such defect in writing within ten (10) days after the Closing Date, at any time thereafter, in the sole discretion of the Buyer upon written notice to the Seller and the Escrow Agent, the Escrow Agent will deliver the Buyer Closing Documents to the Buyer and the Seller Closing Documents to the Seller and each of the parties will continue to have their respective rights under this Agreement.

                  8.3.2 Escrow Agent Matters. The duties and obligations of the Escrow Agent will be determined solely by the express provisions of this Agreement and the Escrow Agent will not be liable except for the performance of the duties and obligations specifically set out in this Agreement. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution thereof, or for the identity or authority of any person. The Escrow Agent will not be responsible for any failure or inability of any party to this Agreement or of anyone else, to deliver cash, papers, letters or other documents to the Escrow Agent or otherwise honor any of the provisions of this Agreement. In the event the Escrow Agent becomes involved in litigation in connection with this escrow, the undersigned jointly and severally agree to indemnify and hold the Escrow Agent harmless from all losses, costs, damages, expenses and attorneys' fees suffered or incurred by the Escrow Agent as a result thereof. The obligations of the Escrow Agent under this Agreement will be performed at the office of the Escrow Agent in Oklahoma City, Oklahoma. For the services to be



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                           rendered hereunder, the Escrow Agent will be entitled
                           to a reasonable fee and reimbursement of all out of pocket costs and expenses.

         8.4 Costs. The Seller will pay the Seller's attorney fees, the Buyer will pay the Buyer's attorney fees and the Seller and the Buyer will each pay fifty percent (50%) of the Escrow Agent's fees.

         8.5 Risk of Loss. Effective on delivery of the Seller Closing Documents to the Escrow Agent, beneficial ownership and the risk of loss of the Shares will pass from the Seller to the Buyer (subject to the rights of the Buyer under paragraph 8.3 of this Agreement).

9. Indemnification. Conditioned on the consummation of the transaction contemplated by this Agreement, the parties agree to indemnify each other as follows:

         9.1 Seller's Indemnity. The Seller agrees to pay, defend, indemnify, reimburse and hold harmless the Buyer and the Buyer's directors, officers, agents and employees (the "Buyer Indemnified Parties") for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) the execution, delivery, validity and enforceability of this Agreement by the Seller;
                  (b) the Buyer not obtaining one hundred percent (100%) ownership of the Shares for the Purchase Price for any reason other than the negligence or inaction of the Buyer; or (c) any breach or default in performance by the Seller of any covenant or obligation set forth in this Agreement or the inaccuracy of any warranty made by the Seller in this Agreement. In addition to the foregoing, the Seller will pay to the Buyer Indemnified Parties interest on the amount of any loss, damage, claim, liability, debt, obligation or expense the payment of which is or becomes due to the Buyer Indemnified Parties by the Seller, such interest to be at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal. Claims for indemnification involving the payment of money by the Seller to a Buyer Indemnified Party will be due and payable by the Seller within ten (10) days after notification thereof. Claims for indemnification involving amounts due to third parties will be promptly paid by the Seller when due, subject to the Seller's right to contest the same in good faith.

         9.2 Buyer's Indemnity. The Buyer and the Parent severally agree to pay, defend, indemnify, reimburse and hold harmless the Seller and the Seller's agents, beneficiaries and employees (the "Seller Indemnified Parties") for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) the execution, delivery, validity and enforceability of this Agreement by the Buyer or the Parent; (b) any action by the Buyer or the Parent relating to (i) the acquisition or ownership of the Shares on or after the Closing Date, or (ii) the negotiation or acquisition of any equity or debt instruments issued by the Corporation (other than the Shares and the RAM Common Stock acquired by the Buyer from William Stuart Price); or (c) any breach or default in performance by the Buyer of any covenant or obligation set forth in this Agreement or the inaccuracy of any warranty of the Buyer or the Parent in this Agreement. In addition to the foregoing, the Buyer will pay to the Seller Indemnified Parties interest on the amount of any loss, damage, claim, liability, debt, obligation or expense the payment of which is or becomes due to the Seller Indemnified Parties by the Buyer, such interest to be at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal. Claims for indemnification involving the payment of money by the Buyer to a Seller Indemnified Party will be due and payable by the Buyer within ten (10) days after notification thereof. Claims for indemnification involving amounts due to third parties will be promptly paid by the Buyer when due, subject to the Buyer's right to contest the same in good faith.

10. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by: (a) mutual consent of the Seller and the Buyer; (b) the Buyer, if the Buyer is not in default and the conditions set forth in paragraph 6 of this Agreement have not been satisfied by the Seller or waived by the Buyer; (c) the Seller, if the Seller is not in default, and the conditions set forth in paragraph 7 of this Agreement have not been satisfied or waived by the Seller; (d) the Buyer or the Seller, pursuant to paragraph 5.2 of this Agreement; or (e) the Seller, if the closing does not occur by March 31, 2001, for any reason. In the event of termination, written notice thereof will be given to the other party or parties specifying the provision pursuant to which such termination is made. On termination pursuant to this paragraph 10, this Agreement will become void and have no effect and there will be no liability hereunder on the part of the parties hereto.

11. Default. If a party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance. If such default has not been cured within ten (10) days after receipt of such default notice, the nondefaulting party will be entitled to exercise all remedies arising at law or in equity by reason of such default including, without limitation, specific performance of this Agreement.

12. Arbitration. Any dispute under this Agreement will be submitted to binding arbitration to be conducted in Oklahoma City, Oklahoma, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that there will be one arbitrator selected by the Buyer, one arbitrator selected by the Seller, and a third arbitrator selected by those two arbitrators. The arbitrators will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrators' judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. The arbitration will be held in Oklahoma County, Oklahoma. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. Unless otherwise expressly set forth in this Agreement, the procedures specified in this paragraph 12 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party's judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

13. Miscellaneous. It is further agreed as follows:

         13.1     Time. Time is of the essence of this Agreement.

         13.2 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third
                  (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

                  To the Buyer:               Mr. Aubrey K. McClendon
                                              Chesapeake Energy Corporation
                                              6100 North Western
                                              Oklahoma City, Oklahoma  73118
                                              Telephone: (405) 848-8000
                                              Telefacsimile: (405) 879-9580

                  With a copy to:             Ray Lees, Esquire
                                              Commercial Law Group, P.C.
                                              2725 Oklahoma Tower
                                              210 Park Avenue
                                              Oklahoma City, Oklahoma  73102
                                              Telephone: (405) 232-3001
                                              Telefacsimile: (405) 232-5553

                  To the Seller:              M. Helen Bennett, Trustee
                                              3333 Hagen Road
                                              Napa, California 94558
                                              Telephone: (707) 226-5700
                                              Telefacsimile: (707) 226-5566

                  With a copy to:             C. Richard Lemon, Esquire
                                              809 Coombs Street
                                              Napa, California 94559
                                              Telephone: (707) 252-7122
                                              Telefacsimile: (707) 255-6876

         13.3 Representations and Warranties. The respective representations and warranties of the Seller and the Buyer contained herein or in any certificates or other documents delivered prior to or at the Closing Date will not be deemed waived or otherwise affected by any investigation made by any party hereto. Such representations and warranties will terminate as of the Closing Date and will not survive the Closing Date.

                  This paragraph 13.3 will have no effect on any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

         13.4 Cooperation. Prior to and at all times following the termination of this Agreement the parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any party to this Agreement to assure that the benefits of this Agreement are realized by the parties.

         13.5 Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

         13.6 Headings. The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

         13.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein.

         13.8 Assignment. It is agreed that the parties may not assign such party's rights nor delegate such party's duties under this Agreement without the express written consent of the other parties to this Agreement.

         13.9 Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         13.10 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

         13.11 Attorney Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the prevailing party.

         13.12 Waiver. Waiver of performance of any obligation or term contained in this Agreement by any party, or waiver by one party of the other's default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

         13.13 Brokerage. The Seller represents to the Buyer that the Seller has dealt with no broker in connection herewith. The Seller agrees to hold the Buyer harmless from any claim for brokerage commissions asserted by any other party as a result of dealings with the Seller. The Buyer agrees to indemnify and hold the Seller harmless from any claim for brokerage commissions asserted by any party as a result of dealings with the Buyer.

         13.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

         13.15 Restricted Legend. The Buyer acknowledges that it is acquiring the Shares for investment purposes for the Buyer's own account and not with a view to, or for resale in connection with, any distribution of such Shares within the meaning of the 33 Act. The Buyer will not sell, transfer or otherwise dispose of the Shares without registration under the 33 Act and state securities laws or qualification for exemptions therefrom. The Buyer agrees that the Corporation may place a stop transfer order with the Corporation's transfer agent, if any, with respect to any noncomplying transfer of the certificates representing any such Shares, which stop transfer order will be removed upon compliance with the provisions hereof. The Buyer agrees that each certificate representing the Shares may be inscribed with a legend to the foregoing effect.

         13.16 ACKNOWLEDGMENTS AND ADMISSIONS. THE PARTIES HEREBY REPRESENT, WARRANT, ACKNOWLEDGE AND ADMIT THAT (A) EACH OF THEM HAS MADE AN INDEPENDENT DECISION TO ENTER INTO THIS AGREEMENT, WITHOUT RELIANCE ON ANY REPRESENTATION, WARRANTY, COVENANT OR UNDERTAKING BY ANY OTHER PARTY, WHETHER WRITTEN, ORAL OR IMPLICIT, OTHER THAN AS EXPRESSLY SET OUT IN THIS AGREEMENT OR IN ANOTHER DOCUMENT EXECUTED BY THE OTHER PARTY AND DELIVERED AFTER THE DATE HEREOF, (B) THERE ARE NO REPRESENTATIONS, WARRANTIES, COVENANTS, UNDERTAKINGS OR AGREEMENTS BY ANY PARTY AS TO THE PURCHASE OF SHARES EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, (C) THE PARTIES HAVE NO FIDUCIARY OBLIGATION TOWARD THE OTHERS WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (D) WITHOUT LIMITING ANY OF THE FOREGOING, NO PARTY IS RELYING UPON ANY REPRESENTATION OR COVENANT BY ANY OTHER PARTY, OR ANY REPRESENTATIVE THEREOF, AND NO SUCH REPRESENTATION OR COVENANT HAS BEEN MADE, AS TO THE PRESENT OR FUTURE VALUE OF THE SHARES OR THE CEC STOCK OR ANY OTHER MATTERS RELATING TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND (E) EACH PARTY HAS RELIED UPON THE TRUTHFULNESS OF THE ACKNOWLEDGMENTS IN THIS PARAGRAPH 13.16 IN DECIDING TO EXECUTE AND DELIVER THIS AGREEMENT AND TO BECOME OBLIGATED HEREUNDER.

         13.17 JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         13.18 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. EACH OF THE BUYER, PARENT AND THE SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY "SPECIAL DAMAGES," AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH. AS USED IN THIS PARAGRAPH, "SPECIAL DAMAGES" INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

                  IN WITNESS WHEREOF, the Seller, the Buyer and the Parent have executed this Agreement effective as of the date first above written.

                               CARMEN ACQUISITION CORP., an Oklahoma
                               corporation


                               By /s/ Aubrey K. McClendon
                                 -----------------------------------------------
                                 Aubrey K. McClendon, Chief Executive Officer

                               (the "Buyer")


                               /s/ M. Helen Bennett
                               -------------------------------------------------
                               M. HELEN BENNETT, formerly Fisher, as Trustee of the M. Helen Fisher 1992 Trust under Trust Agreement dated July 24, 1992

                               (the "Seller")


                               CHESAPEAKE ENERGY CORPORATION, an
                               Oklahoma corporation


                               By /s/ Aubrey K. McClendon
                                 -----------------------------------------------
                                 Aubrey K. McClendon, Chief Executive Officer

                               (the "Parent")


The undersigned Escrow Agent executes this Agreement this __ day of ______, 2001, solely for the purpose of accepting the escrow pursuant to the provisions of paragraph 7 of this Agreement and the Escrow Agent will not otherwise be bound by any of the terms or conditions hereof.


                               By /s/ Jackie L. Hill, Jr.
                                 -----------------------------------------------
                               Name Jackie L. Hill, Jr.
                                    --------------------------------------------
                               Title
                                    --------------------------------------------

                               (the "Escrow Agent")